Filed pursuant to SEC Rule 424(b)(3)
                                                     Registration No. 333-115151





                        RUSH FINANCIAL TECHNOLOGIES, INC.

                 PROSPECTUS SUPPLEMENT DATED SEPTEMBER 10, 2004



         The Prospectus dated July 21, 2004 is amended to reduce the price to the public per share of common stock from $0.37 to $0.30. The minimum proceeds of the offering will be $300,000, and the maximum will be $3,300,000. All subscribers with funds now held in escrow are offered the opportunity to cancel their subscriptions and receive a full refund, or to renew their subscriptions by resigning a Subscription Agreement. The dates of the offering will remain unchanged.